                                                              FILE NO. 333-36300
                                                                     FILED UNDER
                                                                  RULE 424(b)(3)

                          SECOND PROSPECTUS SUPPLEMENT

                       To Prospectus dated August 15, 2000

                                  DELIA*S CORP.

                       -----------------------------------

This Second Prospectus Supplement supplements the Prospectus dated August 15, 2000, as supplemented by the first prospectus supplement dated February 13, 2001, relating to the resale of up to 3,783,622 shares of our Class A common Stock, par value $.01 per share, by certain of our stockholders. The Prospectus was filed as part of our Registration Statement on Form S-3 (No. 333-36300). We were formerly known as iTurf Inc.

No dealer, salesperson or any other person has been authorized to give any information or make any representations not contained in this prospectus supplement or the Prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us or the selling stockholders. This prospectus supplement and the Prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus supplement or the Prospectus nor any sale made hereunder or thereunder shall, under any circumstance, create any implication that the information contained herein or therein is correct as of any time subsequent to the date hereof.


                       -----------------------------------

                                  July 11, 2001
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Since the date of the prospectus, Net Associates, a selling stockholder named in the "Selling Stockholders" table in the prospectus, has donated 119,209 shares of our Class A common stock to persons who were not named as selling shareholders in the prospectus. Some of these donees in turn donated their shares to other persons. The ultimate donees have requested that they be included as selling stockholders in the prospectus. Accordingly, the "Selling Stockholders" table of the prospectus is supplemented by the information in the table below to include the ultimate donees with respect to the shares that were given to them, as indicated below. The total number of shares of our Class A common offered by the prospectus, as supplemented by this prospectus supplement, remains unchanged.

                                                               SHARES OF
                             SHARES OF                       DELIA*S CLASS
                          DELIA*S CLASS A      NUMBER OF        A COMMON
                            COMMON STOCK       SHARES OF         STOCK
                            BENEFICIALLY    DELIA*S CLASS A   BENEFICIALLY
                               OWNED            COMMON           OWNED
                          BEFORE OFFERING    STOCK OFFERED   AFTER OFFERING
                          ---------------    -------------   --------------
SELLING STOCKHOLDERS:
The L. Bravmann
 Foundation (1) .........      25,553           25,553             0
The Stephen Robert             17,888           17,888             0
 Foundation (1)..........
The Nathan Gantcher
 Foundation (1)..........      24,660           24,660             0
Tufts University (1).....      25,553           25,553             0
Finneran Family
 Foundation (2)..........      20,443           20,443             0
W. Thomas Finneran (2)...       1,278            1,278             0
Diane Finneran (2).......       1,278            1,278             0
Karen Finneran (2) ......       1,278            1,278             0
Suzanne Finneran (2).....       1,278            1,278             0

(1) Shares beneficially owned by these selling stockholders were donated to it by persons who received shares from Net Associates, a selling stockholder more specifically identified in the prospectus.

(2) Shares beneficially owned by these selling stockholders were donated to it by Net Associates, a selling stockholder more specifically identified in the prospectus.


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